Exhibit 10.46

CREDIT AGREEMENT

Dated as of February 28, 2019

among

PORTOLA PHARMACEUTICALS, INC.,
as the Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER,
as the Guarantors,

HCR Collateral Management, LLC,
as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms.1
1.02	Other Interpretive Provisions.27
1.03	Accounting Terms.28
1.04	Times of Day.29
1.05	Divisions.29
Article II THE COMMITMENTS	29
2.01	Term Loan Commitments.29
2.02	Borrowings.30
2.03	Prepayments.30
2.04	Repayment of Loans.32
2.05	Interest.32
2.06	Fees.32
2.07	Computation of Interest.33
2.08	Evidence of Debt.33
2.09	Payments Generally.33
2.10	Sharing of Payments by Lenders.34
2.11	Defaulting Lenders.34
2.12	Reduction of Term Loan Commitments.35
Article III TAXES	35
3.01	Taxes.35
3.02	Survival.38
Article IV GUARANTY	39
4.01	The Guaranty.39
4.02	Obligations Unconditional.39
4.03	Reinstatement.40
4.04	Certain Additional Waivers.40
4.05	Remedies.40
4.06	Rights of Contribution.41
4.07	Guarantee of Payment and Performance; Continuing Guarantee.41
Article V CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS	41
5.01	Conditions of Closing Date.41
5.02	Conditions to Funding Date/Initial Borrowing.42
5.03	Conditions to all Borrowings.45
Article VI REPRESENTATIONS AND WARRANTIES	45
6.01	Existence, Qualification and Power.45
6.02	Authorization; No Contravention.46
6.03	Governmental Authorization; Other Consents.46
6.04	Binding Effect.46
6.05	Financial Statements; No Material Adverse Effect.46
6.06	Litigation.47
6.07	No Default.47
6.08	Ownership of Property; Liens.47
6.09	Environmental Compliance.47
6.10	Insurance.48

6.11	Taxes.49
6.12	ERISA Compliance.49
6.13	Subsidiaries.49
6.14	Margin Regulations; Investment Company Act.50
6.15	Disclosure.50
6.16	Compliance with Laws.50
6.17	Intellectual Property.50
6.18	Solvency.52
6.19	Perfection of Security Interests in the Collateral.52
6.20	Business Locations.52
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.52
6.22	Material Contracts.53
6.23	Compliance of Products.53
6.24	Labor Matters.55
6.25	EEA Financial Institution.56
Article VII AFFIRMATIVE COVENANTS	56
7.01	Financial Statements.56
7.02	Certificates; Other Information.56
7.03	Notices.58
7.04	Payment of Obligations.59
7.05	Preservation of Existence, Etc.60
7.06	Maintenance of Properties.60
7.07	Maintenance of Insurance.60
7.08	Compliance with Laws.61
7.09	Books and Records.61
7.10	Inspection Rights.61
7.11	Use of Proceeds.61
7.12	Additional Subsidiaries.62
7.13	ERISA Compliance.62
7.14	Pledged Assets.62
7.15	Compliance with Contractual Obligations.63
7.16	Deposit Accounts; Securities Accounts.63
7.17	Products.63
7.18	Consent of Licensors.64
7.19	Anti-Corruption Laws.64
7.20	Maintenance of Material IP Rights.64
7.21	Post-Closing Matters.65
Article VIII NEGATIVE COVENANTS	65
8.01	Liens.65
8.02	Investments.67
8.03	Indebtedness.68
8.04	Fundamental Changes.70
8.05	Dispositions.70
8.06	Restricted Payments.70
8.07	Change in Nature of Business.71
8.08	Transactions with Affiliates and Insiders.71
8.09	Burdensome Agreements.71
8.10	Use of Proceeds.72
8.11	Prepayment of Other Indebtedness.72

ii

8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.72
8.13	Ownership of Subsidiaries.73
8.14	Sale Leasebacks.73
8.15	Sanctions; Anti-Corruption Laws.73
8.16	Liquidity.73
8.17	Repurchase of Receivables.73
8.18	Subsidiary Restrictions.74
Article IX EVENTS OF DEFAULT AND REMEDIES	74
9.01	Events of Default.74
9.02	Remedies Upon Event of Default.77
9.03	Application of Funds.78
Article X ADMINISTRATIVE AGENT	78
10.01	Appointment and Authority.78
10.02	Rights as a Lender.79
10.03	Exculpatory Provisions.79
10.04	Reliance by Administrative Agent.80
10.05	Delegation of Duties.81
10.06	Resignation of Administrative Agent.81
10.07	Non-Reliance on Administrative Agent and Other Lenders.82
10.08	Administrative Agent May File Proofs of Claim.82
10.09	Collateral and Guaranty Matters.83
10.10	Certain ERISA Matters.83
Article XI MISCELLANEOUS	85
11.01	Amendments, Etc.85
11.02	Notices and Other Communications; Facsimile Copies.87
11.03	No Waiver; Cumulative Remedies; Enforcement.88
11.04	Expenses; Indemnity; and Damage Waiver.89
11.05	Payments Set Aside.90
11.06	Successors and Assigns.91
11.07	Treatment of Certain Information; Confidentiality.94
11.08	Set-off.95
11.09	Interest Rate Limitation.96
11.10	Counterparts; Integration; Effectiveness.96
11.11	Survival of Representations and Warranties.96
11.12	Severability.96
11.13	Designation of Different Lending Office; Replacement of Lenders.97
11.14	Governing Law; Jurisdiction; Etc.98
11.15	Waiver of Right to Trial by Jury.99
11.16	Electronic Execution of Assignments and Certain Other Documents.99
11.17	USA PATRIOT Act.99
11.18	No Advisory or Fiduciary Relationship.99
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.100
11.20	Funding Date.100

iii

SCHEDULES

1.01	Products
1.02	AndexXa Patents
2.01	Term Loan Commitments and Applicable Percentages
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts and Real Estate Leases
7.21	Post-Closing Matters
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Term Note
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 28, 2019 among PORTOLA PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and HCR Collateral Management, LLC, as Administrative Agent.

The Borrower has requested that the Lenders make an investment in the Borrower in the form of a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“30-Day VWAP” means, as of any date of determination, the volume-weighted average price of the Borrower’s common stock from 9:30 a.m. on the trading day that is thirty (30) days prior to the End Date to 4:00 p.m. on the last trading day immediately preceding such date of determination (the “End Date”), as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page PTLA <Equity>VWAP.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another Person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise, (c) one or more Acquisition Products or a Person or division, line of business or other business unit of another Person holding an Acquisition Product(s), or (d) IP Rights of a Person or division, line of business or other business unit of another Person holding such IP Rights.

“Acquisition Product” means any product or service developed, manufactured, marketed, offered for sale, promoted, sold, tested, used or otherwise distributed by a Person other than the Borrower or any of its Subsidiaries.

“Administrative Agent” means HCR Collateral Management, LLC, in its capacity as administrative agent under any of the Loan Documents, or any duly appointed successor administrative agent, pursuant to the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in accordance with Section 11.02(c).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

1.

“Agreement” means this Credit Agreement.

“Amortization Date” means the three (3) year anniversary of the Funding Date.

“AndexXa” means any pharmaceutical or biological composition containing the Compound, including the product currently trademarked in the United States as AndexXa™.

“AndexXa Consolidated Net Sales” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net sales of AndexXa to Third Parties in the United States for such period, as determined and reported in accordance with GAAP; provided, that, “AndexXa Consolidated Net Sales” shall exclude the net sales generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such net sales is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary. Notwithstanding the foregoing, if AndexXa is sold together with other goods in any transaction without a separate price for AndexXa, the AndexXa Consolidated Net Sales applicable to the quantity of AndexXa sold in such transaction shall be deemed to be the average AndexXa Consolidated Net Sales for such quantity of AndexXa for all sales of AndexXa to Third Parties in the United States (excluding, for the avoidance of doubt, sales of AndexXa made pursuant to any transaction where AndexXa is sold together with other goods without a separate price for AndexXa) during the calendar quarter in which such transaction occurs. For the avoidance of doubt, “AndexXa Consolidated Net Sales” excludes any amounts invoiced or received in connection with any transfers of AndexXa between the Borrower and its Subsidiaries.

“AndexXa Patents” means each of the Patents of or relating to AndexXa that the Borrower or any Subsidiary has any rights in, as set forth on Schedule 1.02 (as updated from time to time in accordance with the terms of this Agreement).

“Applicable Percentage” means with respect to any Lender at any time, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the sum of (a) the Outstanding Amount of Term Loans held by such Lender at such time plus (b) the unfunded Term Loan Commitment of such Lender at such time and the denominator of which is the sum of (x) the Outstanding Amount of Term Loans held by all Lenders at such time plus (y) the unfunded Term Loan Commitments of all Lenders at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and

2.

(c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Required Lenders in their reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (as determined under ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Investment Policy” means the Borrower’s investment policy approved by the Lenders prior to the Closing Date together with such amendments, supplements, modifications or replacements thereto as may be approved by the Required Lenders after the Closing Date (such approval not to be unreasonably withheld or delayed); provided, that any such amendment, supplement, modification or replacement after the Closing Date that is adverse to the Lenders shall be subject to the prior written consent of all of the Lenders in their sole discretion.

“Borrowing” means a borrowing of Loans by the Borrower pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of California or the State of New York.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

3.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following events:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing 35% or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors;

4.

(c)any “change of control”, “fundamental change” or any comparable term shall occur under any Convertible Bond Indebtedness, any Permitted Subordinated Indebtedness Document, any Purchase and Sale Document or any document or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of $5,000,000; or

(d)commencing with the date that is six (6) months after the Funding Date, the Borrower shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the Equity Interests of the Designated Delaware Subsidiary.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents and shall, for the avoidance of doubt, in no event include Excluded Property.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Required Lenders pursuant to which (a) a lessor of real property in the United States on which Collateral in an aggregate amount in excess of $1,000,000 is stored or otherwise located, or (b) a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party in the United States which is in an aggregate amount in excess of $1,000,000, in each case, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Required Lenders, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Control Agreements, the Perfection Certificate, the Collateral Access Agreements, the Mortgages (if any) and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

"Compound" means andexanet alfa, a modified human fXa protein having 359 amino acid (AA) residues. It is a two-chain molecule comprising a light chain (LC) of approximately 12 kDa and a heavy chain (HC) of approximately 28 kDa, connected by a single interchain disulfide bond, which is described in US Patent 8,153,590 as SEQ ID NO: 13. The patent sequence is deposited in GenBank as AFK9593.

“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep it confidential and that is owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“Consolidated Net Sales” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net sales of any Products to Third Parties in the United States for such period, as determined and reported in accordance with GAAP; provided, that, “Consolidated Net Sales” shall exclude the net sales generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such net sales is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary. Notwithstanding the foregoing, if any Product is sold together with other goods in any transaction without a separate price for

5.

such Product, the Consolidated Net Sales applicable to the quantity of such Product sold in such transaction shall be deemed to be the average Consolidated Net Sales for such quantity of such Product for all sales of such Product to Third Parties in the United States (excluding, for the avoidance of doubt, sales of such Product made pursuant to any transaction where such Product is sold together with other goods without a separate price for such Product) during the calendar quarter in which such transaction occurs. For the avoidance of doubt, “Consolidated Net Sales” excludes any amounts invoiced or received in connection with any transfers of any Product between the Borrower and its Subsidiaries.

“Consolidated Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, revenues for such period as determined and reported in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Required Lenders.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Qualified Capital Stock of the Borrower.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to; and (b) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or

6.

restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the sum of (x) the Interest Rate plus (y) three percent (3%) per annum, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account or other account in which funds are held or invested to or for the credit or account of any Loan Party.

“Designated Delaware Subsidiary” means the direct, Wholly Owned Subsidiary of the Borrower organized under the laws of the State of Delaware resulting from the redomicile of Portola EU Holdings, Limited, an entity organized under the laws of Bermuda, in satisfaction of the obligations of the Loan Parties under Paragraph 1 of Schedule 7.21.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of the Borrower and its Subsidiaries, (c) any sale, lease, license, transfer

7.

or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) the abandonment or other disposition of IP Rights that are not material or are no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries, (e) licenses, sublicenses, leases or subleases (other than relating to IP Rights, in each case) granted to third parties in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, (f) any Involuntary Disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, IP Rights) in settlement of, or to make payment in satisfaction of, any property or casualty insurance, (g) dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) Permitted Licenses, (j) to the extent constituting Dispositions, Investments permitted by Section 8.02, transactions permitted by Section 8.04, Restricted Payments permitted by Section 8.06 and Permitted Liens, in each case, except to the extent permitted by reference to Section 8.05 or this definition (or any clause thereof or hereof), (k) sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property, (l) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Loan Party in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (m) the sale, lease, license, transfer or other disposition of Betrixaban or Cerdulatinib, and (n) dispositions of property the aggregate net book value of which does not exceed $1,500,000 during the term of this Agreement.  It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of any Product (or any IP Rights associated therewith) other than Permitted Licenses.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after the Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving the holders thereof the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change of control or asset sale occurring prior to the ninety-first (91st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Term Loan and all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state of the United States or the District of Columbia.

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“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“Drug Application” means a New Drug Application or an Abbreviated New Drug Application, as those terms are defined in the FDCA and the FDA regulations promulgated thereunder, for any Product,  as appropriate, in each case of the Borrower or any Subsidiary.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means long-term assets that are used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMA” means the European Medicines Agency or any successor entity thereto.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment

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or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that, Equity Interests shall not include Convertible Bond Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the determination that any Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA or is insolvent, within the meaning of Section 4245 of ERISA, or has been terminated, within the meaning of Section 4041A of ERISA, (g) the determination that any Pension Plan is at at-risk status within the meaning of Section 303 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means (a) any demand deposit account, securities account, commodity account or other deposit account of any Loan Party (and all cash, Cash Equivalents and other securities or instruments credited thereto or deposited therein) that is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees; (b) Deposit Accounts pledged in connection with Liens permitted by Section 8.01(r) and (c) any other Deposit Account

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or Securities Account which, together with all other Deposit Accounts and Securities Accounts excluded pursuant to this clause (c) does not as of any date of determination hold cash and Cash Equivalents in an aggregate amount in excess of $1,500,000.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of all of the Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, with the consent of the Required Lenders, result in material adverse tax consequences to any Loan Party.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (x) governed by the Uniform Commercial Code or (y) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (b) the Equity Interests of any Foreign Subsidiary or Foreign Subsidiary Holding Company, in each case, to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (d) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (e) any general intangible, permit, lease, license, contract or other instrument of a Loan Party if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or lapse of time or both); provided, that, (x) any such limitation described in this clause (e) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the applicable Collateral Document and such general intangible, permit, lease, license, contract or other instrument shall no longer constitute “Excluded Property” and shall be considered Collateral, (f) any leasehold interest of any Loan Party in real property, and (g) Deposit Accounts pledged in connection with Liens permitted by Section 8.01(r).

“Exploitation” means, with respect to any Product, (a) any and all activities directed to the marketing, promotion, distribution, offering for sale, selling, and other commercialization of such Product for the approved use; (b) importing and exporting such Product for sale; and (c) interacting with applicable Governmental Authorities regarding the foregoing.  When used as a verb, the term “Exploit” shall mean to engage in Exploitation.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments. For the avoidance

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of doubt, Extraordinary Receipts shall not include any proceeds from the issuance of Equity Interests or any other financing (Indebtedness or otherwise) specifically permitted hereunder or any payments or proceeds from licensing transactions permitted hereunder.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related laws, regulations, rules, official administrative guidance or practices) implementing the foregoing.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) 0% per annum.

“Fee Letter” means that certain letter agreement dated the Closing Date by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Foreign Lender” has the meaning set forth in Section 3.01(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary (other than the Designated Delaware Subsidiary) substantially all of whose assets consist of directly or indirectly owned Equity Interests in (or Equity Interests in and debt obligations owed or treated as owed by) one or more CFCs or Excluded Foreign Subsidiaries and in respect of which either (a) the pledge of all of the Equity Interests of such Domestic Subsidiary as Collateral or (b) the guaranteeing by such Domestic Subsidiary of the Obligations would, in the good faith judgment of the Borrower, with the consent of the Required Lenders, result in material adverse tax consequences to any Loan Party.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

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(a)all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all purchase money Indebtedness;

(c)the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created or solely with respect to the trade accounts payable disclosed to the Lenders prior to the date of this Agreement, such longer period as is consistent with past practice for such accounts), including, without limitation, any Earn Out Obligations;

(f)the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Funding Date” means the date on which the conditions set forth in Section 5.02 have been satisfied.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

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Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, which are owned by or licensed to the Borrower or any Subsidiary, acquired by the Borrower or any Subsidiary via assignment, purchase or otherwise or that the Borrower or any Subsidiary is authorized or granted rights under or to.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Material Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HCR” means HealthCare Royalty Partners III, L.P. and its affiliates.

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“HHS” means the United States Department of Health and Human Services and any successor agency thereof.

“Immaterial Domestic Subsidiary” means at any time, a Domestic Subsidiary that (a) as of the last day of the fiscal quarter of the Borrower most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have gross assets in excess of (i) One Million Dollars ($1,000,000) at the end of such fiscal quarter or (ii) together with all other Immaterial Domestic Subsidiaries, Five Million Dollars ($5,000,000) at the end of such fiscal quarter; and (b) for the period of four fiscal quarters most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have Consolidated Revenues attributable to such Domestic Subsidiary (excluding, for the avoidance of doubt, intercompany revenues) for such period in excess of (i) one percent (1%) of Consolidated Revenues or (ii) five percent (5%) of Consolidated Revenues for such period together with all other Immaterial Domestic Subsidiaries; provided, that, notwithstanding the foregoing, (x) no Domestic Subsidiary that (1) owns equity in another Subsidiary or (2) owns any material IP Rights, including, without limitation, any material IP Rights arising under the laws of any jurisdiction other than the United States, any state of the United States or the District of Columbia shall be deemed an “Immaterial Domestic Subsidiary” and (y) in no event shall any Subsidiary that has become a Guarantor in accordance with the terms of this Agreement be deemed to be an “Immaterial Domestic Subsidiary”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(k)all Funded Indebtedness;

(l)the Swap Termination Value of any Swap Contract;

(m)all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(n)all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

For the avoidance of doubt, “Indebtedness” shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Information” has the meaning set forth in Section 11.07.

“Intercreditor Agreement” means that certain intercreditor agreement dated as of the Funding Date executed by the Administrative Agent, the Purchaser and the Loan Parties.

“Interest Payment Date” means (a) the last day of each March, June, September and December; provided, that, if any such last day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day immediately preceding such last day; and (b) the Maturity Date.

“Interest Rate” means 9.75% per annum.

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“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2018, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Copyright Licenses, all Domain Names, all Drug Applications, all Governmental Licenses, all applications and requests for Governmental Licenses, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites, all Website Agreements and all Regulatory Approvals.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Material Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not, having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent in accordance with Section 11.02(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

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“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Fee Letter, the Intercreditor Agreement, any subordination agreement entered into by the Administrative Agent with respect to Convertible Bond Indebtedness or Permitted Subordinated Indebtedness, each Collateral Document and any other agreement, instrument or document between one or more Loan Parties and the Administrative Agent and/or one or more Lender(s) that is designated by its terms as a “Loan Document”.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means, on any date of determination, with respect to any amount of any Term Loan that is prepaid or required to be prepaid, an amount equal to the greater of (a) one percent (1.00%) of the principal amount of the Term Loan prepaid or required to be prepaid and (b) the amount, if any, by which (i) the sum of (x) one hundred four percent (104%) of the principal amount of the Term Loan prepaid or required to be prepaid plus (y) the present value as of such date of determination (as determined by the Required Lenders in accordance with customary practice (it being understood that for purposes of this definition “present value” shall be calculated using the X-NPV function of Microsoft Excel at the time of such calculation)) of all interest that would have accrued on the principal amount of the Term Loan prepaid or required to be prepaid through and including the date that is thirty (30) months after the Funding Date, computed using a discount rate equal to the Three Month Treasury Rate plus one percent (1.00%), exceeds (ii) the principal amount of the Term Loan prepaid or required to be prepaid.

“Market Capitalization” means, as of any date of determination, the product of (a) the 30-Day VWAP as of such date of determination multiplied by (b) the aggregate number of outstanding shares of common stock of the Borrower as reported on the Borrower’s most recently filed Form 10-Q or Form 10-K.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral, (c) an impairment of the ability of the Loan Parties (taken as a whole) to perform their respective material obligations under the Loan Documents, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” has the meaning set forth in Section 6.22.

“Material Domestic Subsidiary” of any Person means any Domestic Subsidiary that is not an Immaterial Domestic Subsidiary.

“Material IP Rights” means IP Rights that (a) are material to the operations, business, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. For the avoidance of doubt, the parties hereto agree that each AndexXa Patent shall constitute a Material IP Right.

“Maturity Date” means February 28, 2025.

“Maximum Rate” has the meaning set forth in Section 11.09.

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“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, the issuance of Equity Interests, Involuntary Disposition or Extraordinary Receipts, net of (a) in the case of any Disposition or Involuntary Disposition, (i) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (ii) taxes paid or payable as a result thereof and (iii) amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets and (B) for any liabilities associated with such sale or casualty, in each case, to the extent such reserve is required by GAAP and to the extent that in each case the amounts described above in this clause (iii) are (x) deposited into escrow with a third party escrow agent acceptable to the Required Lenders or set aside in a separate account that is subject to a Control Agreement and (y) paid as a prepayment of the Obligations in accordance with Section 2.03(b) at such time when such amounts are no longer required to be set aside as a reserve, (b) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (c) in the case of any Extraordinary Receipt, (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) insurance and condemnation proceeds that are applied to the repair or replacement of the applicable property within one (1) year after receipt thereof. It is understood and agreed that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“Note” or “Notes” means the Term Notes, individually or collectively, as appropriate.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with

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its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Other IP Agreements, Patents, Patent Licenses, Trademarks, Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, formulas, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, in each of the foregoing cases, which is owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental License, application or request for a Governmental License, Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Right, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning set forth in Section 11.06(d).

“Participant Register” has the meaning set forth in Section 11.06(d).

“Patent License” means any agreement, whether written or oral, providing for the grant of any right under any Patent.

“Patents” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing, which are owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

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“Perfection Certificate” means that certain perfection certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower and dated as of the Funding Date.

“Permits” means licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, and those issued by state governments for the conduct of the Borrower’s or any Subsidiary’s business.

“Permitted Acquisitions” means an Investment consisting of an Acquisition by any Loan Party; provided, that: (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) in the case of an Acquisition of the Equity Interests of another Person, the Board of Directors of such other Person shall have duly approved such Acquisition, (e) the Borrower shall have delivered to the Administrative Agent and the Lenders pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Required Lenders, and (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Convertible Bond Indebtedness; provided, that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net cash proceeds received by the Borrower from the issuance of such Convertible Bond Indebtedness in connection with such Permitted Bond Hedge Transaction.

“Permitted Licenses” means, collectively, (a) licenses of over-the-counter software that is commercially available to the public, (b) non-exclusive and exclusive licenses for the use of the intellectual property of the Borrower or any of its Subsidiaries entered into in the ordinary course of business and (c) licenses of AndexXa outside the United States; provided, that, with respect to each such license described in clause (b) or (c), (i) no Default or Event of Default has occurred or is continuing at the time of entry into such license, (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any intellectual property and do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign or otherwise transfer any intellectual property (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Borrower or any Subsidiary (as applicable) to pledge, grant a Lien on or assign any other intellectual property), (iii) in the case of any exclusive license, (A) the Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to the Administrative Agent and delivers to the Administrative Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly

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upon consummation thereof, and (B) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States, and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to the Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted License” include any license of any Product (or any IP Rights associated therewith) in the United States (or any state or other political subdivision thereof), except that a “Permitted License” may include a nonexclusive license to a third party in the ordinary course of the Borrower’s business in the import, export, manufacture, make, use, sale, offer for sale, promotion or distribution of such Product so long as such nonexclusive license does not grant to any third party the right to sell, offer for sale, market or promote such Product on a royalty payment basis, profit sharing basis or any other similar payment structure.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower that is subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent and the Required Lenders; provided, that, (a) such Indebtedness shall be unsecured, (b) no Subsidiary shall Guarantee such Indebtedness, (c) such Indebtedness shall not mature, and no scheduled or mandatory principal payments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments of any such shall be required at any time on or prior to the date that is one (1) year after the Maturity Date, (d) such Indebtedness shall not include any financial maintenance covenants, the terms thereof shall be customary for subordinated indebtedness, not more restrictive in any respect on the Loan Parties than the provisions of this Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders in all respects, (e) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or could result therefrom, (f) the aggregate principal amount of all such Indebtedness shall not exceed $50,000,000 at any one time outstanding; (g) the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying as to the foregoing and (h) the Loan Parties shall have delivered to the Administrative Agent certified copies of all documents and other agreements entered into in connection with such Indebtedness (collectively, the “Permitted Subordinated Indebtedness Documents”).

“Permitted Subordinated Indebtedness Documents” has the meaning set forth in the definition of “Permitted Subordinated Indebtedness”.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) sold by the Borrower substantially contemporaneously with any purchase by the Borrower of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Borrower or, in the case of any Pension Plan, any ERISA Affiliate or to which the Borrower or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

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“Pledge Agreement” means the pledge agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Product” means any product or service developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by the Borrower or any Subsidiary in connection with the Business, including those products set forth on Schedule 1.01 (as updated from time to time in accordance with the terms of this Agreement) and including, without limitation, AndexXa.

“Pro Forma Basis” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) (i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Required Lenders, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Borrower or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, Pro Forma Basis in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower.

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated as of February 2, 2017 executed by the Borrower and the entities managed by HealthCare Royalty Management, LLC set forth on Annex I thereto (collectively, the “Purchaser”).

“Purchase and Sale Documents” means the Purchase and Sale Agreement and each agreement, instrument and document entered into by the Borrower or any Subsidiary in connection with the Purchase and Sale Agreement, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time subject to the terms and provisions of the Intercreditor Agreement.

“Purchaser” has the meaning set forth in the definition of Purchase and Sale Agreement.

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“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning set forth in Section 11.06(c).

“Regulatory Approvals” means, with respect to a country or other jurisdiction, the approvals (including approvals of biologics license applications and marketing authorization applications), licenses, registrations, clearances or authorizations of any Regulatory Authority necessary to market and/or commercialize any Product in such country or other jurisdiction.

“Related Indemnified Party” means, with respect to any Indemnitee, (a) any controlled or controlling Affiliate of such Indemnitee, and (b) the respective officers, directors, employees, agents or representatives of such Indemnitee or any of its controlled or controlling Affiliates, in the case of this clause (b), acting at the direction of such Indemnitee or controlled or controlling Affiliate; provided, that, each reference to a controlled or controlling Affiliate in this definition pertains to a controlled or controlling Affiliate involved in the negotiation, syndication, administration or enforcement of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 10.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, senior vice president, general counsel, vice president of finance, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01, 5.02 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests or any Loan Party or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment made in cash to the holders of Convertible Bond Indebtedness in excess of the original

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principal (or notional) amount thereof, interest thereon and any fees due thereunder and (e) any payment made in cash in connection with the settlement of a Permitted Warrant Transaction; provided, that, notwithstanding anything herein to the contrary, it is understood and agreed that any payment in cash due upon the conversion or settlement of any Convertible Bond Indebtedness (other than interest thereon and any fees due thereunder) shall constitute a Restricted Payment for all purposes hereunder.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Borrower, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Products.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” means a “securities account” (as defined in Article 8 of the Uniform Commercial Code) or other account to or for the credit or account of any Loan Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small

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capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition or any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation or otherwise.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, “Swap Contract” shall not include any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Loan” has the meaning set forth in Section 2.01(a).

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“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loans to the Borrower pursuant to Section 2.01(a), in the initial principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect (i) on the Closing Date is ONE HUNDRED TWENTY FIVE MILLION DOLLARS ($125,000,000) and (ii) after the Borrowing on the Funding Date and during the Term Loan Delayed Draw Commitment Period is SIXTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($62,500,000).

“Term Loan Delayed Draw Commitment Period” means the period from and after the Funding Date to the earliest of (a) November 15, 2019, (b) the date on which the full amount of the Term Loan Commitments have been borrowed or (c) the date on which the Term Loan Commitments shall have been terminated as provided herein.

“Term Note” has the meaning set forth in Section 2.08.

“Third Party” means any entity other than the Borrower, any Subsidiary or any Affiliate of the Borrower or any Subsidiary.

“Three Month Treasury Rate” means, as of any date of determination, the weekly average yield  as of such date of determination of actually traded United States Treasury securities adjusted to a constant maturity of three (3) months (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publically available at least two (2) Business Days prior to such date of determination (or, if such Federal Reserve Statistical Release H.15(519) is no longer published, any publically available source of similar market data)). For the avoidance of doubt, this calculation is based on yields on actively traded non-inflation-indexed issues adjusted to constant maturities.

“Total Credit Exposure” means, as to any Lender at any time, the unused Term Loan Commitments and Outstanding Amount of all Loans, in each case, of such Lender at such time.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary is authorized or granted rights under or to.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

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“United States” and “U.S.” mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(d).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Websites” means all websites that the Borrower or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Website Agreements” means all agreements between the Borrower and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Borrower and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through one or more other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as

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referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in an Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial definition or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such definition or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between

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calculations of such definition or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)Calculations. Notwithstanding anything to the contrary contained herein, all calculations of AndexXa Consolidated Net Sales, Consolidated Net Sales and Consolidated Revenues shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four quarter period to which such calculation relates. The parties hereto acknowledge and agree that for purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

(d)Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidated pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiaries as defined herein.

1.04Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

THE COMMITMENTS

2.01Term Loan Commitments.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make its pro rata share of (a) a term loan to the Borrower on the Funding Date in an aggregate amount of SIXTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($62,500,000) and (b) a delayed-draw term loan to the Borrower of SIXTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($62,500,000) in a single advance during the Term Loan Delayed Draw Commitment Period so long as (i) the Borrower has received all required Regulatory Approvals from the EMA for AndexXa, (ii) AndexXa Consolidated Net Sales for the three fiscal quarter period ending September 30, 2019 are at least $50,000,000 (as evidenced by either (A) financial statements delivered by the Loan Parties pursuant to Section 7.01(b) for

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the fiscal quarter ending September 30, 2019 and the related Compliance Certificate, or (B) a report from independent public accountants of recognized national standing pursuant to one or more letters from such accountants concerning certain agreed-upon procedures performed in respect of AndexXa Consolidated Net Sales as prepared in conformity with GAAP, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent and addressed to the Lenders and the Administrative Agent), and, (iii) no Material Adverse Effect has occurred since the Closing Date, and in the case of clauses (i), (ii) and (iii), as certified by a Responsible Officer of the Borrower (each, a “Term Loan”); provided, that  for the avoidance of doubt, after the Term Loan Delayed Draw Commitment Period, whether or not the Lenders have severally made the delayed-draw Term Loan to the Borrower set forth in clause (b) above, all unfunded Term Loan Commitments (if any) shall automatically and permanently be terminated. Amounts repaid on any Term Loan may not be reborrowed. Each such Term Loan shall be part of the same tranche.

2.02Borrowings.

(a)Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent, which must be given not later than 11:00 a.m. at least twelve (12) Business Days in advance of the requested date of such Borrowing (or, in the case of the Borrowing to occur on the Funding Date, such shorter period as the Required Lenders may agree to). Each Loan Notice shall specify the requested date of the Borrowing (which shall be a Business Day).

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 2.01 and Section 5.03 (and, if such Borrowing is the initial Borrowing, Section 5.01 and Section 5.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

2.03Prepayments.

(a)Voluntary Prepayments. Subject to the payment of any prepayment premium as required under Section 2.03(e) and any other fees or amounts payable hereunder at such time, the Borrower may, upon notice from the Borrower to the Administrative Agent, voluntarily prepay the Term Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, a notice of prepayment delivered by the Borrower under this Section 2.03(a) may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Loans, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Term Loan prepaid, (y) the prepayment premium required under Section 2.03(e) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of

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prepayment. Each such prepayment shall be applied to the principal repayment installments of the Term Loan on a pro rata basis. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)Mandatory Prepayments of Loans.

(i)Dispositions and Involuntary Dispositions. The Borrower shall promptly (and, in any event, within five (5) Business Days) prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within 270 days of the date of such Disposition or Involuntary Disposition. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii)Extraordinary Receipts. The Borrower shall promptly (and, in any event, within five (5) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that, the Borrower shall not be required to so prepay in any fiscal year until the aggregate amount of Net Cash Proceeds received from all Extraordinary Receipts received by the Borrower and its Subsidiaries in such fiscal year is greater than $1,000,000. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii)Debt Issuance. The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv)Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts: default interest, if any, prepayment premium required by Section 2.03(e)), accrued interest and principal. Each such prepayment shall be applied ratably to the Term Loans and to the principal repayment installments thereof in the inverse order of maturity. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(c)Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, at the direction of the Required Lenders, and may, at its option upon three (3) Business Days prior written notice from the Borrower to the Administrative Agent, prepay the outstanding principal amount of the Term Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(e) plus all other Obligations (other than contingent indemnification obligations for which no claim has been asserted). Each such direction or notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(d)[Intentionally Omitted].

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(e)Prepayment Premiums. If all or any portion of the Term Loans are prepaid, or required to be prepaid pursuant to this Section 2.03, Article IX or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid, or required to be prepaid, a prepayment premium equal to: (i) with respect to any prepayment paid or required to be paid on or prior to the thirty (30) month anniversary of the Funding Date, the Make-Whole Amount with respect to such prepayment, (ii) with respect to any prepayment paid or required to be paid after the thirty (30) month anniversary of the Funding Date but on or prior to the forty-eight (48) month anniversary of the Funding Date, 4.00% of the principal amount of the Term Loans prepaid or required to be prepaid, (iii) with respect to any prepayment paid or required to be paid after the forty-eight (48) month anniversary of the Funding Date but on or prior to the sixty (60) month anniversary of the Funding Date, 2.50% of the principal amount of the Term Loans prepaid or required to be prepaid, and (iv) with respect to any prepayment paid or required to be prepaid thereafter, 1.25% of the principal amount of the Term Loans prepaid or required to be prepaid.

2.04Repayment of Loans.

From and after the Amortization Date, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Interest Payment Date the principal amount of Term Loans equal to (a) fifty percent (50%) of the aggregate outstanding principal amount of Term Loans immediately prior to the Amortization Date divided by (b) the number of Interest Payment Dates from the Amortization Date through and including the Maturity Date, rounded to the nearest dollar (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02. Any remaining unpaid principal amount of Term Loans, together with all accrued and unpaid interest thereon plus all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall be due and payable on the Maturity Date.

2.05Interest.

(a)Pre-Default Rate. Subject to the provisions of subsection (b) below, the Term Loans shall bear interest on the outstanding principal amount thereof from the Funding Date at a rate per annum equal to the Interest Rate.

(b)Default Rate. (i) Upon the occurrence of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c)Interest Generally. Interest on the Term Loans shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06Fees.

The Borrower shall pay to the Lenders party to the Fee Letter for their respective accounts, fees (including any discount on the Term Loans) in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

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2.07Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on a Term Loan for the day on which such Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which such Term Loan or such portion is paid.

2.08Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit B (a “Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09Payments Generally.

(a)General. Except as otherwise expressly set forth herein, all payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided in the Loan Documents, all payments by any Loan Party under the Loan Documents shall be made, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent at the Administrative Agent’s Office. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

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(d)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Term Loans or prepayment premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of any Term Loan and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 2.10 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.11Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01. Each Lender agrees to provide the Borrower, the Administrative Agent and each other Lender with prompt written notice of such Lender becoming a Defaulting Lender.

(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be

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determined by the Required Lenders as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Required Lenders; third, if so determined by the Required Lenders and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 2.01, Section 5.02 and Section 5.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)Defaulting Lender Cure. If the Borrower and the Required Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.12Reduction of Term Loan Commitments.

The Term Loan Commitments shall be automatically and permanently reduced to (a) SIXTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($62,500,000) after the Borrowing on the Funding Date and (b) ZERO DOLLARS ($0) after the expiration of the Term Loan Delayed Draw Commitment Period.

Article III

TAXES

3.01Taxes.

(a)All payments of principal and interest on the Loans and all other amounts payable hereunder or under any Loan Document shall be made free and clear of and without deduction for

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any present or future taxes, fees, duties, levies, assessments, withholdings or other charges (including interest, penalties and additions to tax thereon) imposed by any taxing authority (all such amounts being called “Taxes”) except as required by applicable Law. For purposes of this Agreement, Taxes imposed on any Recipient on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than (w) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than as the result of entering into any of the Loan Documents or engaging in any transaction contemplated thereunder), (x) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires an interest in the Term Loan Commitment or a Loan, other than pursuant to an assignment request by the Borrower pursuant to Section 11.13 or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient acquired the applicable interest in such Loan or Term Loan Commitment hereto or to such Recipient immediately before it changed its Lending Office, (y) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d), Section 3.01(e), Section 3.01(g) and Section 3.01(h) and (z) any withholding Tax imposed under FATCA shall be called “Indemnified Taxes”. If any withholding or deduction of any Taxes in respect of any payment by or on account of any obligation of any Loan Party hereunder is required in respect of any Taxes pursuant to any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent), then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) as soon as practicable after such payment, the applicable Withholding Agent shall forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been made (including any such withholding or deductions applicable to additional amounts payable pursuant to this Section 3.01(a)).

(b)The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13) that are imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than a connection resulting from entering into any of the Loan Documents or engaging in any transaction contemplated thereunder) (all such non-excluded taxes, “Other Taxes”).

(c)The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes and any Other Taxes (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such

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Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code (each such Lender a “Foreign Lender”) shall execute and deliver to each of the Borrower and the Administrative Agent on or prior to the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E (as applicable). If the Foreign Lender is eligible for and wishes to claim exemption from U.S. federal withholding tax under Section 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” then such Foreign Lender shall deliver both the Form W-8BEN or Form W-8BEN-E and a statement certifying that such Non-U.S. Person is not a bank, a “10 percent shareholder” or a “controlled foreign corporation” within the meaning of Section 881(c)(3) of the Internal Revenue Code in a form reasonably acceptable to the Borrower and the Administrative Agent (a “U.S. Tax Compliance Certificate”).  If the Foreign Lender is not the beneficial owner, then such Foreign Lender shall deliver executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that, if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.  Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall execute and deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Form W-9 certifying that such Lender is not subject to United States federal backup withholding.  The Administrative Agent shall deliver to Borrower on or prior to the date on which such Administrative Agent becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed  copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax.

(e)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(f)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower or the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(d) and 3.01(e)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower in writing of its legal ineligibility to do so.

(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02Survival.

Each party’s obligations under this Article III shall survive termination of the Term Loan Commitments, repayment, satisfaction or discharge of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or the replacement of, a Lender.

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Article IV

GUARANTY

4.01The Guaranty.

Each of the Guarantors hereby jointly and severally, irrevocably, and unconditionally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States of America)) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not irrevocably paid and performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or performance or renewal of any of the Obligations, the same will be promptly and irrevocably paid and performed in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been irrevocably paid in full and the Term Loan Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of

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the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

In accordance with Section 2856 of the California Civil Code: (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.  No other provision of the guarantee in this Article IV shall be construed as limiting the generality of any of the covenants and waivers set forth in this Article IV.  As provided below, the guarantee in this Article IV shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.  This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Obligations.

4.03Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person, or any exercise of setoff by any Lender, in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential, set aside or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable and documented costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. The obligations of each Guarantor under this Section 4.03 shall survive termination of this Agreement.

4.04Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become

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automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been irrevocably paid in full and the Term Loan Commitments have terminated.

4.07Guarantee of Payment and Performance; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and performance and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives (to the fullest extent permitted by law) any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke the guarantee in this Article IV as to future transactions giving rise to any Obligations.

Article V

CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS

5.01Conditions of Closing Date.

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)Loan Documents. Receipt by the Administrative Agent of executed counterparts (include by electronic means) of this Agreement and the Fee Letter, executed (in a manner reasonably acceptable to the Administrative Agent) by a Responsible Officer of the signing Loan Party and by each other party to this Agreement and the Fee Letter, respectively, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(b)Financial Statements. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(c)No Material Adverse Effect.  There shall not have occurred since December 31, 2017 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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(d)Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(f)Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Loan Parties and their respective Subsidiaries (other than Indebtedness permitted to exist under Section 8.03) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(g)Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower on the Closing Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Lenders.

(h)Loan Notice.  The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02Conditions to Funding Date/Initial Borrowing.

The obligation of each Lender to make its portion of the Term Loan to be advanced on the Funding Date hereunder is subject to satisfaction of the following conditions precedent:

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(a)Loan Documents. Receipt by the Administrative Agent of executed counterparts (include by electronic means) of  the Loan Documents (other than this Agreement and the Fee Letter), each executed (in a manner reasonably acceptable to the Administrative Agent) by a Responsible Officer of the signing Loan Party and by each other party to such Loan Documents, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(b)Opinions of Counsel. Receipt by the Administrative Agent of a written legal opinion of Sidley Austin LLP, addressed to the Administrative Agent and each Lender, dated the Funding Date and in form and substance satisfactory to the Administrative Agent and the Lenders.

(c)No Material Adverse Effect.  There shall not have occurred since December 31, 2017 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i)searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)UCC financing statements for each appropriate jurisdiction as is necessary, in the Required Lenders’ sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)searches of ownership of, and Liens on, the Registered IP of each Loan Party in the appropriate governmental offices;

(v)duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Required Lenders’ reasonable discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Loan Parties; and

(vi)such Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Section 7.16.

(f)Evidence of Insurance. Receipt by the Administrative Agent of copies of certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

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(g)Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying (i) that the conditions specified in Sections 5.02(c), (d) and (h) and Sections 5.03(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) that as of the Funding Date, the Borrower and its Subsidiaries have no Indebtedness for borrowed money, other than Indebtedness permitted by Section 8.03, (iv) that neither the Borrower nor any Subsidiary as of the Funding Date has outstanding any Disqualified Capital Stock (v) as true and complete an attached description of all intercompany Indebtedness of the Borrower and its Subsidiaries.

(h)Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(i)Letter of Direction. Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information, with respect to the proceeds of the Term Loan on the Funding Date.

(j)Fees. Receipt by HCR, the Administrative Agent and the Lenders of any fees required to be paid on or before the Funding Date.

(k)Attorney Costs; Due Diligence Expenses. The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Lenders and all reasonable and documented due diligence expenses of HCR and the Lenders, in each case, incurred to the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and HCR), it being understood and agreed that the Borrower’s obligations under this Section 5.02(k) shall not exceed $600,000.

(l)Conditions to Effectiveness.  The conditions to effectiveness specified in Section 5.01 shall have been satisfied.

(m)Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries; such information may include, if requested by the Administrative Agent, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.02, each Lender that has funded its portion of the Term Loan on the Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or

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approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

5.03Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice (including, without limitation, a Loan Notice requesting a Borrowing on the Funding Date) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.03, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01.

(b)No Default or Event of Default shall exist, or would exist after giving effect to such proposed Borrowing or the application of the proceeds thereof.

(c)The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d)The amount of each requested Borrowing shall not exceed the aggregate available Term Loan Commitments.

(e)For any Borrowing after the Funding Date, the applicable conditions set forth in Section 2.01 have been satisfied.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.03(a), (b), (d) and (e) have been satisfied on and as of the date of the applicable Borrowing.

Article VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause

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(b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate in any material respect any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referenced in clause (b) to the extent that such conflict, breach, contravention or payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.03Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable notices under securities laws.

6.04Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness.

(b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of

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the Borrower and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness.

(c)From the date of the Audited Financial Statements to and including the Funding Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07No Default.

(a)Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)No Default or Event of Default has occurred and is continuing.

6.08Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

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(a)Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10Insurance.

(a)The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

(b)The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent or the Required Lenders.

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6.11Taxes.

The Loan Parties and their Subsidiaries have filed all federal, state and other material Tax returns and reports required to be filed, and have paid all federal, state and other material Taxes due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12ERISA Compliance.

(a)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to rely on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a preapproved plan document and, to the knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. The Borrower has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)Except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, and (iii)  neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA.

6.13Subsidiaries.

Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (a) jurisdiction of organization, (b) number of shares of each class of Equity Interests outstanding, (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (d) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable and such Equity Interests were issued in material compliance with all applicable Laws. All issued and outstanding Equity Interests of the Borrower’s Subsidiaries are free and clear of all Liens other than Permitted Liens. As of the Closing Date, except as described on Schedule 6.13(b), there are no outstanding commitments or other obligations of any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of any Subsidiary.

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6.14Margin Regulations; Investment Company Act.

(a)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

6.16Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17Intellectual Property.

(a)Schedule 6.17 sets forth a complete and accurate list of the following as of the Closing Date: (i) all Copyrights and all Trademarks of any Loan Party and its Subsidiaries, that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents of any Loan Party and its Subsidiaries that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable

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organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, (iii) all Domain Names of any Loan Party, together with relevant identifying information with respect to such Domain Names, (iv) each Copyright License, each Patent License and each Trademark License to which any Loan Party or any its Subsidiaries is a party and (v) each other right or interest in the Material IP Rights of any Loan Party and its Subsidiaries. The items in subsections (i) through (iii) are the “Registered IP”. For each listed Patent, Schedule 6.17 includes the following information: application number, patent number (if applicable), country or other filing organization and registered owner.

(b)Except for IP Rights that have expired or been abandoned in the ordinary course of business, the Material IP Rights are subsisting, unexpired and have not been abandoned. The Material IP Rights that are granted or issued are valid and enforceable and in full force and effect. There is at least one valid claim in each of the granted AndexXa Patents that would be infringed by Borrower’s or its Subsidiaries’ Exploitation of AndexXa but for Borrower’s or its Subsidiaries’ rights in such Patents. No holding, decision or judgment has been rendered by any Governmental Authority, except for those issued during the ordinary course of prosecution, that would limit, invalidate, render unenforceable, cancel or question the validity of any granted or issued Material IP Right, except as could not reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Loan Parties, no action or proceeding is pending seeking to limit, invalidate, render unenforceable, cancel or question the validity of any Material IP Right that, in any case, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the value of any Material IP Right. Except for IP Rights abandoned in the ordinary course of business, the Borrower and its Subsidiaries have, since taking title to the Material IP Rights, performed all acts and have paid all required annuities, fees, costs, expenses and taxes to maintain such Material IP Rights in full force and effect in the relevant jurisdiction(s), as applicable, subject to any permitted extensions for the payment thereof. All applications for registration of Registered IP included in the Material IP Rights of the Loan Parties have been duly and properly filed, and all issued or granted Registered IP included in the Material IP Rights has been duly and properly filed and issued. The Borrower and its Subsidiaries have not filed any disclaimers (other than terminal disclaimers filed during the ordinary course of prosecution) or voluntary reductions in the scope of any of the issued or granted Material IP Rights after the same have been issued or granted. The Borrower and its Subsidiaries own, or have been granted a right to use by license or otherwise, all the Material IP Rights. Neither the Borrower nor any Subsidiary has made any assignment or agreement in conflict with the security interest in the Material IP Rights of the Loan Parties granted pursuant to the Collateral Documents and no license agreement with respect to any of the Material IP Rights conflicts with the security interest granted to the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Collateral Documents. To the extent any of the Material IP Rights were authored, developed, conceived or created, in whole or in part, for or on behalf of the Borrower or any Subsidiary by any Person, then the Borrower or such Subsidiary has entered into a written agreement with such Person in which such Person has assigned or licensed all right, title and interest in and to such Material IP Rights to the Borrower or such Subsidiary. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary or any licensee of the Borrower or any Subsidiary violates, infringes or misappropriates any valid and enforceable IP Rights held by any other Person, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 6.17(b), to the Borrower’s knowledge, no third party Patent IP Right has been, or is, or will be, infringed by Borrower’s Exploitation of AndexXa that has resulted in or could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse

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Effect. No claim or litigation regarding any of the Material IP Rights is pending or, to the knowledge of the Loan Parties, threatened against the Borrower or any Subsidiary. None of the Material IP Rights are subject to any license grant by the Borrower or any Subsidiary or similar arrangement, except for (x) license grants between the Loan Parties, (y) those license grants disclosed on Schedule 6.17 and (z) any other immaterial or ministerial licenses.

(c)Except as set forth on Schedule 6.17(c), the consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, (i) any licenses associated with Material IP Rights, (ii) Drug Applications, (iii) Governmental Licenses or (iv) any applications or requests for Governmental Licenses.

6.18Solvency.

The Borrower is Solvent on an individual basis, and the Borrower and its Subsidiaries are Solvent, on a consolidated basis.

6.19Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Closing Date (with (x) a description of each real property that is Excluded Property and (y) a designation of whether such real property is owned or leased). Set forth on Schedule 6.20(b) is the tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of (a) the Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

6.21Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

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(b)Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act (as hereinafter defined).

6.22Material Contracts.

Except for the Organization Documents and the other agreements set forth on Schedule 6.22 (such agreements, collectively with (x) the Organization Documents and (y) any other agreements or instruments to which the Borrower or any Subsidiary becomes a party after the Closing Date, and the breach, nonperformance or cancellation of which, or the failure of which to renew, would require public disclosure pursuant to the Securities Act, the Exchange Act or under SEC rules and regulations, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of the Borrower or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of the Borrower or any Subsidiary, (c) agreements for managerial, consulting or similar services to which the Borrower or any Subsidiary is a party or by which it is bound, (d) agreements regarding the Borrower or any Subsidiary, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, licenses of IP Rights or other lease or license agreements to which the Borrower or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer or supply agreements to which the Borrower or any Subsidiary is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) requiring payment of more than $10,000,000 in any year or (g) other agreements or instruments to which the Borrower or any Subsidiary is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 6.22 sets forth, with respect to each real estate lease agreement to which the Borrower or any Subsidiary is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract.

6.23Compliance of Products.

(a)(i)The Borrower and its Subsidiaries possess all Permits, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted, except where the failure to so possess could not reasonably be expected to result in a Material Adverse Effect, and all such Permits are in full force and effect, except where the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect;

(ii)The Borrower and its Subsidiaries have not received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws, including any terms or requirements of any Regulatory Approval and, to the knowledge of the Loan Parties, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation,

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material limitation, termination or adverse modification of any material Regulatory Approval;

(iii)None of the officers, directors, employees or, to the Loan Parties’ knowledge, Affiliates of the Borrower or any Subsidiary or any agent or consultant involved in any Drug Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Loan Parties knowledge, are any debarment proceedings or investigations pending or threatened against the Borrower or any Subsidiary or any of their respective officers, employees or agents;

(iv)None of the officers or directors, or, to the Loan Parties’ knowledge, employees or Affiliates of the Borrower or any Subsidiary or any agent or consultant has (A) made an untrue statement of material fact or fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to a Regulatory Authority; or (B) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(v)All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Governmental Authority relating to the Borrower or any Subsidiary, their business operations and Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority;

(vi)All preclinical and clinical trials conducted by or on behalf of the Borrower and its Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with the required experimental protocols and applicable Laws;

(vii)All Products have since January 1, 2016 been manufactured, transported, stored and handled in all material respects in accordance with current good manufacturing practices applicable from time to time and applicable Laws;

(viii)Neither the Borrower nor any Subsidiary has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against the Borrower or a Subsidiary, any action to enjoin the Borrower or a Subsidiary, its officers, directors, employees, agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that could reasonably be expected to have a Material Adverse Effect;

(ix)Neither the Borrower nor any Subsidiary has received from the FDA, at any time since January 1, 2016, a Warning Letter, Form FDA-483, “Untitled Letter,” or

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similar written correspondence or notice alleging violations of laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to any Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Borrower or such Subsidiary could reasonably be expected to have a Material Adverse Effect; and

(x)Since January 1, 2016, (A) there have been no Safety Notices, (B) to the Loan Parties’ knowledge, there are no unresolved material product complaints with respect to the Products which could reasonably be expected to have a Material Adverse Effect, and (C) to the Loan Parties’ knowledge, there are no facts that would be reasonably likely to result in (1) a material Safety Notice with respect to the Products, (2) a material change in the labeling of any of the Products, or (3) a termination or suspension of marketing of AndexXa.

(b)(i)As of the Closing Date, all material Products are listed on Schedule 1.01;

(ii)Since January 1, 2016, the operation of the business of the Borrower and its Subsidiaries with respect to each Product, including the manufacture, import, marketing, promotion, sale, labeling, and distribution of the Products, has been in compliance with all Permits and applicable Laws, except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(iii)Without limiting the generality of Section 6.23(a)(i) and (ii) above, with respect to any Product being tested or manufactured by the Borrower and its Subsidiaries, as of the Closing Date, to the Loan Parties’ knowledge, neither the Borrower nor any Subsidiary has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (A) the Borrower and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing such Product or the marketing and sales of such Product, in each case which have identified any material deficiencies or violations of Laws or the Permits related to the manufacture, marketing and/or sales of such Product that could reasonably be expected to result in a Material Adverse Effect, or (B) any such Regulatory Approval that could be reasonably expected to result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of such Product by the Borrower and its Subsidiaries should cease or that such Product should be withdrawn from the marketplace; and

(iv)Between December 31, 2017 and the Funding Date, neither the Borrower nor any Subsidiary has experienced any significant failures in the manufacturing of any Product for commercial sale that has had or could reasonably be expected to have, if such failure occurred again, a Material Adverse Effect.

6.24Labor Matters.

There are no existing or, to the knowledge of the Loan Parties, threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hours worked by and payments of

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compensation made by the Borrower and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25EEA Financial Institution.

No Loan Party or any of their Subsidiaries is an EEA Financial Institution.

Article VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Loan Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception or any qualification or exception as to the scope of such audit; and

(b)as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, AndexXa Consolidated Net Sales, Consolidated Revenues, Consolidated Net Sales, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, which financial statements shall not be subject to any qualification or exception (including, for the avoidance of doubt, with respect to any going concern), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02Certificates; Other Information.

(a)Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

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(i)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, certifying compliance with the covenant set forth in Sections 8.16 and setting forth a calculation of AndexXa Consolidated Net Sales, Consolidated Revenues and Consolidated Net Sales, in each case, for the four fiscal quarter period covered by such Compliance Certificate;

(ii)as soon as practicable, and in any event not later than sixty (60) days after the commencement of each fiscal year of the Borrower, beginning with the fiscal year commencing January 1, 2019, an annual business plan and budget of the Borrower and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year;

(iii)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders (other than in their capacities as employees or members of the Board of Directors of any Loan Party) of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(iv)promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(v)promptly after the furnishing thereof, copies of any material statement or report furnished to (A) any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement or (B) the Purchaser pursuant to the terms of the Purchase and Sale Documents and, in each case, not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(vi)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body;

(vii)as soon as practicable upon the reasonable request of the Administrative Agent or any Lender, copies of the most recent monthly statements for each Deposit Account, Securities Account and other bank account or securities account of the Borrower and each other Loan Party;

(viii)promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

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(ix)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) all material Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (D) such supplements to Schedule 1.02 and Schedule 6.17 as are necessary to cause such schedule to be true and complete in all material respects as of the date of such certificate and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b)The Administrative Agent and each Lender shall have the right, from time to time, not more than once per calendar quarter, during normal business hours and upon at least five (5) Business Days’ prior written notice to the Borrower (provided, that, after the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent and each Lender shall have the right, as often, at such times and with such prior notice, as each shall determine in its reasonable discretion), to have one or more Responsible Officers of the Borrower visit the Administrative Agent’s or such Lender’s office (or, at the Administrative Agent’s or such Lender’s election, to conduct a meeting by telecommunications), sufficient to discuss, with the Administrative Agent or such Lender, the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries, to discuss AndexXa or any other Product (including AndexXa Consolidated Net Sales, Consolidated Net Sales and Product inventory), to discuss regulatory activities with respect to AndexXa or any other Product, to discuss business development and commercialization efforts relating to AndexXa or any other Product and to verify compliance with the provisions of the Loan Documents, among other matters.

7.03Notices.

(a)Promptly (and in any event, within three (3) Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

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(b)Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d)Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e)Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower which has been instituted or, to the knowledge of the Loan Parties, is threatened against the Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of $10,000,000.

(f)Promptly (and in any event, within two (2) Business Days) notify the Administrative Agent and each Lender of the occurrence of any default or event of default under any Convertible Bond Indebtedness, any Permitted Subordinated Indebtedness Document, any Purchase and Sale Document or any document or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of $5,000,000.

(g)[Intentionally Omitted]

(h)Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of (i) the termination of any Material Contract other than upon its scheduled termination date; (ii) the receipt by Borrower or any of its Subsidiaries from a counterparty asserting a default by Borrower or any of its Subsidiaries under any Material Contract where such alleged default, if accurate would permit such counterparty to terminate such Material Contract; (iii) the entering into of any new Material Contract by a Loan Party or any Subsidiary; or (iv) any material amendment to a Material Contract in any manner adverse to the Lenders; provided, that, for so long as the Borrower is subject to the public reporting requirements of the Exchange Act, the foregoing items shall be deemed to be furnished in writing pursuant to this Section 8.02(g) on the date on which such information is first available via the SEC’s EDGAR system or any successor thereto.

Each notice pursuant to this Section 7.03(a) through (h) (other than Section 7.03(h) to the extent deemed to be delivered via posting to the SEC’s EDGAR system or any successor thereto) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04Payment of Obligations.

Pay and discharge all its obligations and liabilities, including (a) prior to the date on which penalties attach thereto, all federal and state and other material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary,

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(b) as the same shall become due and payable, all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (c) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 8.04 or Section 8.05).

(b)Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)Preserve or renew all of its Registered IP in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, the non-preservation or non-renewal of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07Maintenance of Insurance.

(a)Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent or the Required Lenders, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to

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the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Required Lenders may agree) prior written notice before any such policy or policies shall be adversely altered or canceled.

7.08Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09Books and Records.

(a)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent may exercise rights under this Section 7.10 (it being understood that any Lender (and representatives and independent contractors thereof) shall have the right to accompany the Administrative Agent on any such visit or inspection) and the Administrative Agent shall not exercise such rights more often than one (1) time in any calendar year at the Borrower’s expense; provided, further, however, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11Use of Proceeds.

Use the proceeds of the Loans (a)  to support the commercial launch of AndexXa and (b) for other general corporate purposes, provided, that, in no event shall the proceeds of the Loans be used in contravention of any Law or of any Loan Document.

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7.12Additional Subsidiaries.

(a)Within forty-five (45) days (or such longer period as may be agreed to by the Required Lenders in their sole discretion) after the acquisition or formation of any Subsidiary (it being understood that any Domestic Subsidiary becoming a Material Domestic Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section 7.12):

(i)notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(ii)if such Subsidiary is a Material Domestic Subsidiary (other than a Foreign Subsidiary Holding Company), cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Required Lenders shall reasonably request for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(e) and Section 5.02(e) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Required Lenders.

(b)On the Funding Date, cause each Material Domestic Subsidiary (other than a Foreign Subsidiary Holding Company), that was formed or acquired after the Closing Date but on or prior to the Funding Date to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Required Lenders shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.02(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Required Lenders.

7.13ERISA Compliance.

Do each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all contributions required to be made by the Borrower and its Subsidiaries to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

7.14Pledged Assets.

(a)Equity Interests. Cause 100% of the issued and outstanding Equity Interests of each Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel if requested by the Required Lenders, and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Required Lenders; provided

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that in the case of (i) any Foreign Subsidiary Holding Company or any Foreign Subsidiary that is a CFC or Excluded Foreign Subsidiary and (ii) the Designated Delaware Subsidiary, no Loan Party shall be required to pledge in excess of 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) of such Designated Delaware Subsidiary or Foreign Subsidiary that is a CFC or Excluded Foreign Subsidiary or such Foreign Subsidiary Holding Company.

(b)Other Property. Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Funding Date, such other additional security documents as the Required Lenders shall request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Required Lenders may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Required Lenders.

(c)Foreign Law.  Any pledge, security or other documents or agreements required pursuant to this Section 7.14 shall be governed by U.S. Law or, if governed by applicable foreign Law, shall be at the sole cost and expense of the Lenders (such costs and expenses to be shared ratably by the Lenders).

7.15Compliance with Contractual Obligations.

Comply in all respects with each Contractual Obligation of such Person, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16Deposit Accounts; Securities Accounts.

(a)Within thirty (30) days after the acquisition or establishment of any Deposit Account or Securities Account by any Loan Party, provide written notice thereof to the Administrative Agent and the Lenders.

(b)Within sixty (60) days of the Closing Date, cause all Deposit Accounts and Securities Accounts of the Loan Parties (other than Excluded Accounts) at all times to be subject to Control Agreements, in each case in form and substance reasonably satisfactory to the Required Lenders (it being understood that the Loan Parties shall have thirty (30) days to comply with this Section 7.16(b) solely with respect to any Deposit Account or Securities Account acquired or established after the Closing Date (such period to be measured from the date of acquisition or establishment)).

7.17Products.

Without limiting the generality of Section 7.08, in connection with the development, testing, manufacture, marketing or sale of each and any Product by the Borrower or any Subsidiary, the Borrower or such Subsidiary shall comply in all material respects with all Permits.

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7.18Consent of Licensors.

Promptly after entering into or becoming bound by any license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, the Loan Parties shall (a) unless it has already publicly disclosed such information, provide written notice to the Administrative Agent and the Lenders of the material terms of such license or agreement with a description of its likely impact on the Loan Parties’ business or financial condition and (b) in good faith take such commercially reasonable actions as the Required Lenders may request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents; provided, that, the failure to obtain any such consent or waiver shall not constitute a Default.

7.19Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.20Maintenance of Material IP Rights.

(a)Renew, prosecute, enforce, defend and maintain all Material IP Rights except where the failure to renew, prosecute, enforce, defend or maintain any Material IP Rights could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or except where upon advice of counsel not taking such action will be more beneficial to the Material IP Rights as a whole.

(b)At its sole expense, take any and all commercially reasonable actions and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary and/or desirable to (i) diligently prosecute and maintain the Patents and (ii) diligently defend or assert the Patents against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including, without limitation, by bringing any legal action for infringement or defending any claim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference).  Not disclaim or abandon, or fail to take any commercially reasonable action necessary or desirable to prevent the disclaimer or abandonment of, the Patents.  Notwithstanding anything to the contrary in this Section 7.20(b), nothing in this clause (b) shall prevent the Borrower in its good faith business judgment from utilizing its Patents in any manner it deems reasonable, including terminating or failing to continue any of its Patents.

(c)In the event that any Loan Party becomes aware that the use of the Patents and/or the Exploitation of AndexXa infringes or violates, either currently or in the future, any Third Party intellectual property, promptly use commercially reasonable efforts to attempt to secure the right to use such intellectual property on behalf of itself and pay all costs and amounts associated with obtaining any such license. Notwithstanding anything to the contrary in this Section 7.20(c), nothing in this clause (c) shall prevent the Borrower in its good faith business judgment from Exploiting AndexXa in any matter it deems reasonable or necessary.

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7.21Post-Closing Matters.

Take each of the actions described on Schedule 7.21, in each case in the manner and by the dates set forth thereon or such later date as may be agreed to by the Required Lenders in their sole discretion.

Article VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Term Loan Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof; provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)Liens in respect of property imposed by requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as, without limitation, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that are securing obligations (i) not then due, (ii) if due, not yet overdue by more than thirty (30) days, (iii) that if overdue by more than thirty (30) days, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (iv) with respect to which the failure to make payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA which has resulted or could reasonably be expected to result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of $5,000,000;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

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(g)easements, rights-of-way, restrictions and other similar encumbrances and title deficiencies affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j)licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)(i) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses and (ii) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)[Intentionally Omitted];

(p)Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(q)Liens securing liability for reimbursement or indemnification obligations of the Borrower or any Subsidiary to insurance carriers providing insurance to the Borrower or any Subsidiary arising by virtue of deposits made in the ordinary course of business;

(r)cash deposits securing Indebtedness permitted under Sections 8.03(g)(iii) and 8.03(i);

(s)Permitted Licenses; and

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(t)other Liens securing Indebtedness not exceeding $500,000 in the aggregate at any one time outstanding;

8.02Investments.

Make any Investments, except:

(a)(i) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents and (ii) Investments made pursuant to the Borrower Investment Policy;

(b)Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)(i) Investments by the Borrower and its Subsidiaries consisting of the ownership of Equity Interests in their respective Subsidiaries outstanding on the Closing Date, (ii) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party, and (iii) Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount for all such Investments pursuant to this clause (d)(iii) not to exceed $1,000,000 in any fiscal year;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Permitted Acquisitions;

(g)loans and advances to officers, directors and employees of the Borrower and/or its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and to purchase Equity Interests of the Borrower;

(h)Guarantees permitted by Section 8.03 (other than by reference to Section 8.02 (or any clause hereof));

(i)Investments consisting of (i) negotiable instruments held for collection in the ordinary course of business, (ii) lease, utility and other similar deposits in the ordinary course of business or (iii) Restricted Payments not prohibited by Section 8.06;

(j)promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 8.05;

(k)Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(l)Investments in joint ventures or strategic alliances in the ordinary course of the Borrower’s business consisting of the licensing or development of technology (it being understood that for purposes of this clause (l) neither any Product nor any IP Rights associated therewith shall

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be considered “technology” (unless such license is a Permitted License)) or the providing of technological support, provided, that any cash Investments made by the Borrower and its Subsidiaries pursuant to this clause (l) do not exceed $5,000,000 in the aggregate at any one time outstanding;

(m)to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Convertible Bond Indebtedness permitted by Section 8.03(h);

(n)Investments by Loan Parties in Foreign Subsidiaries; provided, that, (i) such Investments shall be made for the purpose of hiring staff, funding working capital and capital expenditures and purchasing licenses and additional assets, in each case in the ordinary course of business, (ii) such Investments shall not be in the form of contributions of IP Rights and (iii) the aggregate amount of such Investments during the term of this Agreement shall not exceed $75,000,000 (provided, that, such amount shall increase by $0.20 for each $1.00 of cash and Cash Equivalents received by the Borrower from the issuance of its Qualified Capital Stock on or after the Funding Date); and

(o)other Investments not exceeding $5,000,000 in the aggregate at any one time outstanding.

8.03Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and described on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; (iii) such refinancing, refunding, renewing or extending Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being refinanced, refunded, renewed or extended; (iv) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being refinanced, refunded, renewed or extended; (v) if the Indebtedness being refinanced, refunded, renewed or extended is secured, such refinancing, refunding, renewal or extension is, if secured, subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders (including as to the applicable Collateral) as those contained in the documentation governing the Indebtedness being refinanced, refunded, renewed or extended; (vi) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and (vii) such refinancing, refunding, renewing or extending Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to the Indebtedness being refinanced, refunded, renewed or extended;

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(c)intercompany Indebtedness permitted under Section 8.02;

(d)obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e)purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced, renewed or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, renewal or extension;

(f)Permitted Subordinated Indebtedness of the Borrower;

(g)Indebtedness in respect of (i) surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations, (ii) customary indemnification obligations to purchasers in connection with Dispositions permitted by Section 8.05, and (iii) letters of credit issued in the ordinary course of business with respect to the leasing of real property, construction-related activities or other business transactions in the ordinary course; provided, that, the aggregate outstanding amount of such letters of credit shall not exceed $5,000,000 at any time outstanding;

(h)Convertible Bond Indebtedness of the Borrower; provided, that, (i) such Convertible Bond Indebtedness shall be unsecured, (ii) no Subsidiary shall Guarantee such Convertible Bond Indebtedness, (iii) such Convertible Bond Indebtedness shall not mature, and no scheduled or mandatory principal payments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments of any Convertible Bond Indebtedness (excluding, for the avoidance of doubt, (x) the settlement of conversions at the option of the holders thereof into Qualified Capital Stock plus cash, if any, in lieu of any fractional share, (y) any customary provisions granting the issuer thereof the right, but not the obligation, to redeem the same (it being understood that any exercise of such redemption right will be subject to Section 8.11), and (z) any customary “fundamental change” provisions granting the holders of such Convertible Bond Indebtedness a right to require the repurchase of such Convertible Bond Indebtedness upon a “fundamental change” of the Borrower in circumstances that would also constitute a Change of Control under this Agreement (provided, that, any such repurchase cannot be required to be made fewer than twenty (20) days after such “fundamental change”)) shall be required at any time on or prior to the date that is one (1) year after the Maturity Date, (iv) such Convertible Bond Indebtedness shall not include covenants and defaults that are, taken as a whole, more restrictive on the Loan Parties than the provisions of this Agreement, (v) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Bond Indebtedness or could result therefrom, (vi) such Convertible Bond Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions that are customary for convertible notes, (vii) immediately after giving effect to the incurrence of any Convertible Bond Indebtedness, the aggregate outstanding amount of all Convertible Bond Indebtedness shall not exceed twenty percent (20%) of the Borrower’s Market Capitalization as of the date of pricing for such

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Convertible Bond Indebtedness and (viii) the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying as to the foregoing;

(i)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit processing services, debit cards, stored value cards and purchase cards (including so-called “procurement cards” or “P-cards”); provided, that, the aggregate outstanding amount of such Indebtedness shall not exceed $2,500,000 at any one time outstanding;

(j)Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Borrower or any Subsidiary pursuant to a Permitted Acquisition as a result of (x) a merger or consolidation or (y) the acquisition of an asset securing such Indebtedness); provided, that, (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and such Indebtedness existed immediately prior to such Permitted Acquisition and (ii) the aggregate outstanding amount of all such Indebtedness shall not exceed $2,500,000 at any one time outstanding; and

(k)other unsecured Indebtedness in an aggregate amount not to exceed $2,500,000 at any one time outstanding.

8.04Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided, that, the Borrower shall be the continuing or surviving corporation, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower), (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided, that, such Loan Party shall be the continuing or surviving corporation, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party and (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up.

8.05Dispositions.

Make any Disposition (other than, for the avoidance of doubt, Permitted Transfers) unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (d) such transaction does not involve a sale, transfer, license or other disposition of AndexXa (or any IP Rights associated therewith) in the United States or any state or political subdivision thereof and (e) the aggregate net book value of all of the assets sold or otherwise disposed of (including, for the avoidance of doubt, the assets sold or otherwise disposed of in such Disposition) does not exceed $1,500,000 in any fiscal year.

8.06Restricted Payments.

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Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary may make Restricted Payments to any Loan Party;

(b)the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(c)the Borrower may make (i) any payment of cash in lieu of a fractional share in accordance with the terms of any indenture governing Convertible Bond Indebtedness and (ii) subject to any subordination provisions applicable thereto (to the extent such Convertible Bond Indebtedness is subordinated to the Obligations), regularly scheduled interest payments and normal course fee payments as and when due in accordance with the terms of the Convertible Bond Indebtedness;

(d)the Borrower may make any payment of premium to a counterparty under a Permitted Bond Hedge Transaction in accordance with the definition thereof; and

(e)the Borrower may make any payment in connection with a Permitted Warrant Transaction by (i) delivery of shares of the Borrower’s common stock upon net share settlement thereof or (ii) set-off and/or payment of an early termination payment or similar payment thereunder, in each case, in the Borrower’s common stock upon any early termination thereof.

8.07Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions not prohibited by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or

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acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) the Purchase and Sale Documents, (6) solely with respect to clauses (i) through (iv) above) any Permitted Subordinated Indebtedness Document or (7) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than (a) Indebtedness arising under the Loan Documents, (b) any Convertible Bond Indebtedness (solely to the extent made with the proceeds of additional issuances of Convertible Bond Indebtedness permitted under Section 8.03(h), and subject to any subordination provisions applicable thereto) or (c) Indebtedness permitted by Section 8.03(e) (solely to the extent made with the proceeds of additional issuances of Indebtedness permitted under Section 8.03(e)); provided, that, nothing in this Section 8.11 shall prohibit or otherwise restrict payments with respect to Convertible Bond Indebtedness to the extent such payments are permitted by Section 8.06.

8.12Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a)Amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Lenders under the Loan Documents.

(b)Change its fiscal year.

(c)Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization.

(d)Amend, modify or change any of the terms or provisions of any indenture governing Convertible Bond Indebtedness or any other document related thereto in a manner inconsistent with the terms of the Loan Documents.

(e)Amend, modify or change any of the terms or provisions of any Purchase and Sale Document in violation of the terms and provisions of the Intercreditor Agreement.

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(f)Amend, modify or change any of the terms or provisions of any Permitted Subordinated Indebtedness Document in a manner inconsistent with the terms of the Loan Documents.

8.13Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary of the Borrower) to own any Equity Interests of any Subsidiary of any Loan Party, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.

8.14Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15Sanctions; Anti-Corruption Laws.

(a)Directly or indirectly, use the proceeds of any Term Loan, or lend, contribute or otherwise make available such proceeds of any Term Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(b)Directly or indirectly, use the proceeds of any Term Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

8.16Liquidity.

Permit cash and Cash Equivalents, in each case, of the Borrower held in Deposit Accounts and/or Securities Accounts, in each case, for which the Administrative Agent shall have received an effective Control Agreement, at any time to be less than (i) to the extent that there has not been a Borrowing after the Funding Date, $31,250,000 and (ii) otherwise, $50,000,000; provided, that, if the financial statements delivered by the Loan Parties pursuant to Section 7.01(a) or (b) for any fiscal quarter and the related Compliance Certificate demonstrate that AndexXa Consolidated Net Sales for such fiscal quarter were greater than $70,000,000, the minimum cash and Cash Equivalents requirement set forth above shall be $0 for each day that follows the delivery of such financial statements and Compliance Certificate until delivery of the financial statements and Compliance Certificate for the next succeeding fiscal quarter pursuant to Section 7.01(a) or (b), as applicable (it being understood and agreed that upon receipt of the Compliance Certificate for the next succeeding fiscal quarter the application of this proviso shall be retested); provided, further, that, in the event the financial statements and Compliance Certificate required to be delivered for any period pursuant to Section 7.01(a) or (b), as applicable, are not delivered when due, this Section 8.16 shall be determined without giving effect to the first proviso hereto until such date as such financial statements and Compliance Certificate are delivered.

8.17Repurchase of Receivables.

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Purchase, repurchase or otherwise acquire any “Purchased Receivables” or rights to receive the proceeds of “Purchased Receivables” sold pursuant to the Purchase and Sale Agreement and the other Purchase and Sale Documents (as such terms are defined therein).

8.18Subsidiary Restrictions.

(a)Commencing with the date that is six (6) months after the Closing Date, except (i) in the case of a Subsidiary that is a Loan Party, directly own any Equity Interests of a Foreign Subsidiary or (ii) in the case of the Loan Parties, own any IP Rights arising under the laws of any jurisdiction other than the United States, any state of the United States or the District of Columbia.

(b)Notwithstanding any other provision of this Agreement or any other Loan Document, permit the Designated Delaware Subsidiary to own any material property or assets, engage in any material business or have any liabilities (direct or contingent) other than (i) owning the Equity Interests of its Subsidiaries and IP Rights arising under the laws of jurisdictions other than the United States, any state of the United States or the District of Columbia, (ii) being a Loan Party and issuing or repurchasing its Equity Interests to the extent permitted by this Agreement, (iii) making Investments in its Subsidiaries to the extent permitted by Section 8.02, (iv) making Restricted Payments to the extent permitted by Section 8.06, (v) making Dispositions to the extent permitted by Section 8.05, (vi) performing administrative functions necessary for its maintenance of such ownership interests and its organizational existence and operations (including without limitation, the issuance, transfer and cancellation of Equity Interests and contracts therefor), and (vii) activities ancillary or necessary to the foregoing (other than, for the avoidance of doubt, being liable, either on a direct or a contingent basis, for any Indebtedness other than the Obligations).

Article IX

EVENTS OF DEFAULT AND REMEDIES

9.01Events of Default.

Any of the following shall constitute an Event of Default:

(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 or 7.21 or Article VIII; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Loan Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

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(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

(e)Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), but only after the expiration of any grace period applicable thereto, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (provided, however, that, the occurrence of customary “conditions to conversion” under any Convertible Bond Indebtedness will not, to the extent such occurrence permits any holder of such Convertible Bond Indebtedness to convert the same, constitute an Event of Default under this clause (e)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $5,000,000; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)Judgments. There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably

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be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l)Change of Control. There occurs any Change of Control; or

(m)Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations (including, without limitation, any Permitted Subordinated Indebtedness or Convertible Bond Indebtedness) or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations (including, without limitation, any Permitted Subordinated Indebtedness or Convertible Bond Indebtedness), or any subordination provision in any guaranty by any Loan Party of any such Indebtedness (including, without limitation, any Permitted Subordinated Indebtedness or Convertible Bond Indebtedness), shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n)Injunction. Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business; or

(o)Permitted Subordinated Indebtedness Documents, Purchase and Sale Documents and Convertible Notes. There occurs an “Event of Default” (or any comparable term) under, and as defined in, any Permitted Subordinated Indebtedness Document, any Purchase and Sale Document or any indenture governing Convertible Bond Indebtedness; or

(p)AndexXa. There occurs any revocation, withdrawal, suspension, cancellation, material limitation or material modification to any Regulatory Approval in the United States or the European Union related to AndexXa which results in either (1) the Borrower being prevented from marketing or selling AndexXa, or (2) the material impairment of the Borrower’s ability to market or sell AndexXa, by either the FDA or other regulatory body or the Borrower and such revocation,

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withdrawal, suspension, cancellation, material limitation or material modification continues for ninety (90) days (it being understood that, solely with respect to Regulatory Approvals in the European Union, the terms of this Section 9.01(p) shall only apply to final approvals and not to any conditional approvals); or

(q)Permitted Bond Hedge Transactions and Permitted Warrant Transactions. There occurs under any Permitted Bond Hedge Transaction or Permitted Warrant Transaction an Early Termination Date (as defined therein) resulting from any event of default or termination event thereunder as to which the Borrower or any Subsidiary is the Defaulting Party (as defined therein) or the Affected Party (as defined therein) and the termination value owed by the Borrower or such Subsidiary as a result thereof, taken together, is greater than $5,000,000, and such termination value is required to be paid in cash and may not be settled by the delivery of common stock of the Borrower.

9.02Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(b)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated; and

(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the prepayment premium required by Section 2.03(e) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Term Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any prepayment premium required by Section 2.03(e) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The prepayment premium required by Section 2.03(e) shall also be payable and any discount on the Term Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AND ANY DISCOUNT ON THE TERM LOANS IN CONNECTION WITH ANY SUCH

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ACCELERATION. The Borrower expressly agrees that (i) the prepayment premium required by Section 2.03(e) and any discount on the Term Loans provided for herein or in the Fee Letter is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment premium required by Section 2.03(e) and any discount on the Term Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the prepayment premium required by Section 2.03(e) and any discount on the Term Loans, and (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the prepayment premium required by Section 2.03(e) and any discount on the Term Loans to the Lenders as herein described or as described in the Fee Letter is a material inducement to the Lenders to make the Term Loans hereunder.

9.03Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and prepayment premium) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment premium with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been irrevocably paid in full in cash, to the Borrower or as otherwise required by Law.

Article X

ADMINISTRATIVE AGENT

10.01Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints HCR Collateral Management, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof,

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together with such actions and powers as are incidental thereto. Except for the Borrower’s specific rights contained in Section 10.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. It is understood and agreed that the Administrative Agent shall not be obligated to enforce any remedies against the Collateral to the extent that the Administrative Agent concludes that such enforcement would cause it personal liability. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. It is understood and agreed that the Required Lenders may, notwithstanding such failure to enforce by the Administrative Agent, enforce remedies against the Collateral.

10.02Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If the Administrative Agent shall request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) with respect to any action or actions (including failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from taking such action unless and until it shall have received instruction from such Lenders and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the value or sufficiency of any Collateral.

10.04Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless

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the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06Resignation of Administrative Agent.

(a)Notice. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, a successor Administrative Agent may be appointed in accordance with subsection (b) hereof. Such resignation shall be effective on the date thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”). Whether or not a successor has been appointed and accepted such appointment by the Resignation Effective Date, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b)Appointment of Successor Administrative Agent. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent must, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing).

(c)Effect of Resignation. With effect from the Resignation Effective Date: (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except as set forth in the next sentence and except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and

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become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section), other than any obligations under Section 11.07 hereof. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.04.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, upon the direction of the Required Lenders:

(a)to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Term Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);

(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(d)to enter into any subordination agreement approved by the Required Lenders in connection with Convertible Bond Indebtedness or Permitted Subordinated Indebtedness.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.10Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the Loans or Term Loan Commitments,

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(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Term Loan Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Term Loan Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (x) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (y) a Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that:

(v)none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(vi)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Term Loan Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(vii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Term Loan Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

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(viii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Term Loan Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, Term Loan Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(ix)no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, Term Loan Commitments or this Agreement.

(c)The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, Term Loan Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or Term Loan Commitments for an amount less than the amount being paid for an interest in such Loans or Term Loan Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article XI

MISCELLANEOUS

11.01Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a)no such amendment, waiver or consent shall:

(i)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premium, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment;

(ii)reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the

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definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iii)change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(iv)except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(v)release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

(vi)change any provision of Section 2.11 without the written consent of each Lender directly affected thereby;

(vii)extend or increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.02) without the written consent of each Lender directly affected thereby, it being understood that the waiver of any condition precedent set forth in Section 2.01, Section 5.02 or Section 5.03, the amendment or waiver of an Event of Default or a mandatory reduction in Term Loan Commitments shall not be considered an extension or increase in Term Loan Commitments; and

(viii)amend, restate, supplement or otherwise modify the Intercreditor Agreement without the consent of each Lender; and

(b)unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (and no other Person).

Notwithstanding anything herein to the contrary, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the

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consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Term Loan Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02Notices and Other Communications; Facsimile Copies.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during

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the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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11.04Expenses; Indemnity; and Damage Waiver.

(a)Costs and Expenses. The Loan Parties shall pay, promptly following written demand therefor, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, HCR and their respective Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent, HCR and their respective Affiliates), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, including any Loan Documents after the Closing Date, provided that amounts under this clause (A) shall be subject to the limitations described in Section 5.02(k) and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and charges for attorneys who may be employees of the Administrative Agent, HCR or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal counsel, to the reasonable fees, disbursements and other charges of one firm of counsel for the Indemnitees (taken as a whole), and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all such Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Indemnitees taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, (x) as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any Related Indemnified Party of such Indemnitee) or (B) result from a claim brought by any Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as

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determined by a court of competent jurisdiction, or (y) be available to the extent that such losses, claims, damages, liabilities or related expenses arise solely from a dispute solely among Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as an agent or any similar role under this Agreement or any Loan Document) that does not involve any act or omission by the Borrower or any of its Affiliates.  This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay in full in cash any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(c).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)Survival. The agreements in this Section and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such

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recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender (other than any Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

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(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Term Loan Commitment assigned (and for the avoidance of doubt, any such assignment of any Term Loan by any Lender shall also include a proportionate amount of such Lender’s unfunded Term Loan Commitment (if any));

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan or Term Loan Commitment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.

(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.

(vi)Certain Additional Payments. In connection with any assignment  of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share  of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender

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hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office (in the United States) a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the

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Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(d), Section 3.01(e), Section 3.01(f) and Section 3.01(g) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that such Participant (1) shall be subject to the provisions of Section 11.13 as if it were an assignee under paragraph (b) of this Section and (2) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation, than its participating Lender would be entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable Participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.13(b) with respect to any Participant.  To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any

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assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Term Loan Commitments, and any Loan made hereunder.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided, that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the

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Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this

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Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Required Lenders, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Designation of Different Lending Office; Replacement of Lenders.

(a)If any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans or Term Loan Commitment hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee set forth in Section 11.06;

(ii)such Lender shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (y) the prepayment premium required by Section 2.03(e), in each case, from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment;

(iii)in the case of any such assignment resulting from payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Laws; and

(v)a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY

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PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17USA PATRIOT Act.

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.18No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, HCR, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the

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Administrative Agent, HCR and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, HCR and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, HCR and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, HCR nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, HCR or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.20Funding Date.

The parties hereto agree that if the Funding Date does not occur on or before March 26, 2019, this Agreement and all other Loan Documents shall be automatically terminated on such date.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	PORTOLA PHARMACEUTICALS, INC., a Delaware corporation By: /s/ Mardi Dier Name: Mardi Dier Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	HCR Collateral Management, LLC By: /s/ Clarke B. Futch Name: Clarke B. Futch Title: Managing Partner

LENDERS:	HEALTHCARE ROYALTY PARTNERS III, L.P., a Delaware limited partnership
By: HealthCare Royalty GP III, LLC, its general partner
By: /s/ Clarke B. Futch	Name: Clarke B. Futch Title: Managing Partner

ATHYRIUM OPPORTUNITIES III ACQUISITION LP, a Delaware limited partnership

By:ATHYRIUM OPPORTUNITIES

ASSOCIATES III LP, its General Partner

By:ATHYRIUM OPPORTUNITIES

ASSOCIATES III GP LLC,

its General Partner

By: /s/ Andrew C. Hyman

Name: Andrew C. Hyman

Title: Authorized Signatory

HCRP Overflow Fund, L.P., a Delaware limited partnership
By: HCRP Overflow GP, LLC, its general partner
By: /s/ Clarke B. Futch	Name: Clarke B. Futch Title: Managing Partner

HCR MOLAG FUND, L.P., a Delaware limited partnership
By: HCR Molag Fund GP, LLC, its general partner
By: /s/ Clarke B. Futch	Name: Clarke B. Futch Title: Managing Partner

HEALTHCARE ROYALTY PARTNERS IV, L.P., a Delaware limited partnership
By: HealthCare Royalty GP IV, LLC, its general partner
By: /s/ Clarke B. Futch	Name: Clarke B. Futch Title: Managing Partner